Exhibit 10.2
REIMBURSEMENT AGREEMENT
     THIS REIMBURSEMENT AGREEMENT (this “Reimbursement Agreement”) is entered into this 20 day of July, 2006, by and between Hines Interests Limited Partnership, a Delaware limited partnership (“HILP”), and Hines Real Estate Investment Trust, Inc., a Maryland corporation (“Company”).
RECITALS:
     A. The Company has entered into a Selected Dealer Agreement, dated July 20, 2006 (the “Selected Dealer Agreement”), with Ameriprise Financial Services, Inc. (“Ameriprise”), Hines Advisors Limited Partnership, a Texas limited partnership (“HALP”) and Hines Real Estate Securities, Inc., a Delaware corporation (“HRES”) pursuant to which Ameriprise will offer and sell on a best efforts basis for the account of the Company shares of the Company’s common stock on the terms set forth in the Selected Dealer Agreement.
     B. In connection with the Selected Dealer Agreement, the Company, HALP and HRES have agreed to indemnify and hold harmless (or in cases in which indemnification is unavailable, to make contribution) Ameriprise and each person who controls Ameriprise within the meaning of Section 15 of the Securities Act of 1933, as amended, and any of their respective officers, directors, employees and agents against losses, liabilities, claims, damages and expenses as set forth in the Selected Dealer Agreement (the “SDA Indemnities”).
     C. Likewise, in connection with the Selected Dealer Agreement, HILP agreed to be jointly and severally liable with the Company, HALP and HRES under the SDA Indemnities up to a maximum amount of the lesser of $40,000,000 or 10% of the gross proceeds raised by Ameriprise for the Company under the Selected Dealer Agreement.
     D. HILP and the Company desire to reflect their agreement among themselves regarding how obligations pursuant to the SDA Indemnities will be shared.
     NOW THEREFORE, HILP and the Company hereby agree as follows:
     1. Indemnity and Reimbursement Obligation.
(a)	The Company hereby agrees to indemnify and hold HILP harmless from all amounts which HILP has or may incur or become liable for as a result of or in connection with the SDA Indemnities, including the costs and expenses described in Section 1(b) of this Reimbursement Agreement (the “Obligations”). If HILP is required to pay any Obligations, HILP will be reimbursed by the Company in accordance with this Reimbursement Agreement.

(b)	The Company agrees to pay to HILP all reasonable costs and expenses incurred by it in connection with (i) the preparation, execution and delivery of this Reimbursement Agreement and the Selected Dealer Agreement and any other documents which may be delivered in connection with this Agreement or the Selected Dealer Agreement, and

(ii) the enforcement by any person or entity of the SDA Indemnities or any other provision of the Selected Dealer Agreement (or any agreements related thereto to which HILP is a party), which (for both clauses (i) and (ii) above) amounts will include all court costs, attorneys’ fees, fees of auditors and accountants and investigation expenses reasonably incurred by HILP in connection with any such matters.

(c)	Any reimbursement provided for herein to HILP shall be due and payable within 10 days of notice to the Company that HILP has made payments in satisfaction of any Obligations, which notice shall include reasonable evidence that such payment or payments have been made. Any payment not made by the Company to HILP hereunder within 10 days of the date such payment first comes due shall bear interest from the date due until paid at the rate of the lesser of (i) the prime rate plus five percentage points, or (ii) the maximum rate allowed by law.

(d)	Subject only to the limitations contained in Section 12.2(b) of the Company’s Amended and Restated Articles of Incorporation that relate to the Company’s ability to provide indemnification for certain losses arising from or out of alleged violations of federal or state securities laws (which limitations shall for purposes of this Agreement be deemed to apply to indemnification of HILP by the Company pursuant to this Reimbursement Agreement as though HILP was an “Indemnitee” under such section), the obligations of the Company under this Reimbursement Agreement are absolute, unconditional and irrevocable and shall be paid and observed, as may be applicable, strictly in accordance with the terms of this Reimbursement Agreement under all circumstances whatsoever, including the following circumstances: (i) any lack of validity or enforceability of any provision of the Selected Dealer Agreement; (ii) any amendment or waiver of or any consent to departure from any provision of the Selected Dealer Agreement; (iii) the existence of any claim, setoff, defense or other right which the Company may have at any time against Ameriprise or any person or entity, whether in connection with this Reimbursement Agreement, the transactions contemplated herein or in the Selected Dealer Agreement or any unrelated transactions; or (iv) any other circumstances or happening whatsoever, whether or not similar to any of the foregoing.

(e)	In the event of a default by the Company hereunder, HILP shall have all remedies available at law or in equity. In addition, the rights granted HILP pursuant to this Reimbursement Agreement are not the exclusive remedies available to HILP in connection with the Obligations or actions related thereto, and HILP shall have all other remedies available to it at law or in equity.

(f)	Subject to the limitations and exceptions set forth in this Section 1 and in order to provide for just and equitable contribution where (and only to the extent) the reimbursement and indemnification provided for in this

Section 1 is unavailable or insufficient for any reason to hold harmless HILP for any Obligations, the Company shall contribute to the amount paid, payable or incurred by HILP as a result of such Obligations in such proportion as is appropriate to reflect the relative benefits received by the Company and HILP from the transactions contemplated by the Selected Dealer Agreement, based on proceeds received by the Company as a result of the shares sold under the Selected Dealer Agreement compared to the property management and leasing fees received by HILP as a result of real estate investments acquired by the Company and managed by HILP as a result of proceeds received from the sale of such shares. If, however, the allocation provided by the immediately preceding sentence is not permitted by applicable law, then the Company, in lieu of indemnifying HILP, shall contribute to the amount paid, payable or incurred by HILP in such proportion as is appropriate to reflect not only such relative benefits referred to above but also the relative fault of the Company and HILP in connection with the actions which resulted in such Obligations (or actions in respect thereof), as well as any other relevant equitable considerations. In no event shall the amount of HILP’s contribution to the Obligations exceed the property management and leasing fees received by HILP or any of its affiliates as a result of real estate investments acquired by the Company (and managed by HILP or any of its affiliates) from the proceeds of the shares sold pursuant to the Selected Dealer Agreement.
     2. Notices. All notices, demands, consents, approvals, requests or other communications which any of the parties to this Reimbursement Agreement may desire or be required to give hereunder shall be in writing and shall be sent by registered or certified mail, postage prepaid, return receipt requested, addressed to the party for whom it is intended at its address as follows:

If to the Company:	2800 Post Oak Boulevard, Suite 5000 Houston, Texas 77056-6118 Attention: Charles M. Baughn with a copy to Sherri W. Schugart at the same address.

with a courtesy copy to:	Baker Botts LLP 910 Louisiana Houston, Texas 77002-4995 Attention: Gene Oshman

If to HILP:	2800 Post Oak Boulevard, Suite 5000 Houston, Texas 77056-6118 Attention: C. Hastings Johnson

with a courtesy copy to:	Baker Botts LLP 910 Louisiana Houston, Texas 77002-4995 Attention: Marley Lott

     3. Governing Law. This Reimbursement Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to agreements made and to be performed wholly within that State.
     4. Counterparts. This Reimbursement Agreement may be executed in multiple counterparts, each of which shall be an original but all of which together shall constitute but one and the same agreement.
     5. Further Assurances. Each party shall execute and deliver to the other all such further instruments as may be reasonably requested to make effective any provision of this Reimbursement Agreement.
     6. Attorney Fees. If any of the parties obtains a judgment against any other party by reason of the breach of this Reimbursement Agreement or the failure to comply with the terms hereof, reasonable attorneys’ fees and costs as fixed by the court shall be included in such judgment.
     7. Captions/Pronouns. All titles or captions contained in this Reimbursement Agreement are inserted only as a matter of convenience and for reference and in no way define, limit, extend, or describe the scope of this Reimbursement Agreement or the intent of any provision in this Reimbursement Agreement. All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, and neuter, singular and plural, as the identity of the party or parties may require.
     8. Successors and Assigns. This Reimbursement Agreement shall be binding upon the parties hereto and their respective executors, administrators, legal representatives, heirs, successors and assigns, and shall inure to the benefit of the parties hereto and, except as otherwise provided herein, their respective executors, administrators, legal representatives, heirs, successors and assigns.
     9. Extension Not a Waiver. No delay or omission in the exercise of any power, remedy or right herein provided or otherwise available to HILP shall impair or affect the right of such party thereafter to exercise the same. Any extension of time or other indulgence granted to a party hereunder shall not otherwise alter or affect any power, remedy or right of any other party, or the obligations of the party to whom such extension or indulgence is granted.
     10. Severability. In case any one or more of the provisions contained in this Reimbursement Agreement or any application thereof shall be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and other application thereof shall not in any way be affected or impaired thereby.
     11. Amendment. Amendments, variations, modifications or changes herein may be made effective and binding upon the parties by, and only by, the setting forth of same in a document duly executed by each party, and any alleged amendment, variation, modification or change herein which is not so documented shall not be effective as to any party.

     12. Venue. Each of the parties consents to the jurisdiction of any court in Harris County, Texas for any action arising out of matters related to this Reimbursement Agreement. Each party waives the right to commence an action in connection with this Reimbursement Agreement in any court outside of Harris County, Texas.
     13. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HEREBY WAIVES TRIAL BY JURY IN ANY ACTION ARISING OUT OF MATTERS RELATED TO THIS REIMBURSEMENT AGREEMENT, WHICH WAIVER IS INFORMED AND VOLUNTARY.
     14. Extension for Non-Business Days. Notwithstanding anything herein to the contrary, if the date for performance of any obligation under this Reimbursement Agreement falls on a Saturday, Sunday or federal holiday, performance shall be deemed to be required only on the first day thereafter which is not a Saturday, Sunday or federal holiday.
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     IN WITNESS WHEREOF, the parties hereto have executed this Reimbursement Agreement as of the date first set forth above.

Hines Real Estate Investment Trust, Inc.
By:	/s/ Frank Apollo
	Name:	Frank Apollo
	Title:	Chief Accounting Officer, Treasurer and Secretary

Hines Interests Limited Partnership
By:	/s/ C. Hastings Johnson
	Name:	C. Hastings Johnson
	Title:	Executive Vice President and Chief Financial Officer

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